EXHIBIT 11.1
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                            AXENT TECHNOLOGIES, INC.

                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

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                                                                      Three Months                    Six Months
                                                                     Ended June 30,                 Ended June 30,
                                                              ----------------------------- -------------------------------
                                                                  1996           1995            1996            1995
                                                              -------------- -------------- --------------- ---------------
Income (loss) from continuing operations                       $  1,144,000   $  (796,000)    $  1,227,000   $ (2,000,000)
Income from discontinued operations                                 526,000      1,394,000       1,553,000       2,632,000
                                                              -------------- -------------- --------------- ---------------

Net income                                                     $  1,670,000   $    598,000    $  2,780,000  $      632,000
                                                              ============== ============== =============== ===============

Weighted average common shares outstanding                       10,652,018      9,021,198       9,894,629       9,021,198
Common shares issued within one year of initial filing                  ---          9,075             ---           9,075
Stock options issued within one year of initial filing
(using
   the treasury stock method and public offering price
   of $14.00 per share)                                                 ---        108,958             ---         108,958
                                                              -------------- -------------- --------------- ---------------

Weighted average number of common shares outstanding             10,652,018      9,139,231       9,894,629       9,139,231

Net income (loss) per common share and common share equivalents:
       Continuing operations                                    $      0.11     $    (0.09) $         0.12  $        (0.22)
       Discontinued operations                                         0.05           0.16            0.16            0.29
                                                              ============== ============== =============== ==============
                                                                $      0.16  $        0.07  $         0.28  $         0.07
                                                              ============== ============== =============== ==============


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